State of Missouri

SERVICES AGREEMENT

This Services Agreement (this "Agreement") is entered into as of the 23rd day of October 2023, between Donald R. Fosnacht, located at 4851 Adrian Ln, Hermantown, Minnesota 55811 ("Service Provider") and Verde Renewables Inc, located at 2 Cityplace Dr, Suite 200, St. Louis, MO 63141 (collectively "Client"). Each Service Provider and Client may be referred to in this Agreement individually as a "Party" and collectively as the "Parties."

1. Services. Service Provider agrees to take on the role of **National Certification & Extensive BCR (Biochar Carbon Removal) Implementation Specialist** for Verde Resources Inc and its subsidiaries, and Client agrees to procure the following services for the specific tasks described below:

Description of Services
• Develop and implement a comprehensive strategy to obtain national and regional certification and endorsement for carbon net-negative construction products with high biochar content, encompassing asphalt, concrete, and soil stabilization. • Work collaboratively with national and regional agencies to adeptly navigate certification and permitting processes, ensuring strict compliance with environmental standards. • Stay abreast of evolving national and regional regulations concerning construction materials and environmental sustainability. • Ensure that biochar-based products consistently meet or exceed regulatory standards and work proactively with federal and state agencies to ensure continuous compliance. • Collaborate effectively with pertinent state and federal agencies with the goal to secure grant funding for collaborative initiatives that promote the widespread adoption of biochar in construction. • Facilitate development of non-certification-required markets by engaging with industry contacts, trade organizations, industry forums, and private enterprises.

2. Term and Termination. This Agreement shall be effective until Dec 31st 2025, commencing on the effective date hereof. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement. If either party wants to cancel the Agreement, there is a Sixty (60) day advanced notice for Termination. If the Service Provider chooses to initiate the termination, he will commit to refunding any unearned compensation through a "Service & Stock Cancellation Agreement."

3. Contract Fee. Client will pay to Service Provider and for all obligations specified in this Agreement, via the issuance of 1,000,000 (One Million) new Verde Resources Inc. Shares (VRDR) as a form of remuneration.

Unless otherwise stated, Service Provider shall be responsible for all taxes in connection with the purchase of Services in this Agreement. Client shall carry no workers compensation insurance or any health or accident insurance on Service Provider. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

4. Payment. Payment for the services rendered by the Service Provider will be by 1,000,000 Verde (VRDR) Shares, according to the following schedule:

1,000,000 VRDR Shares to be issued to Donald R. Fosnacht on or by January 31st 2024

5. Force Majeure. Service Provider shall not be responsible for any claims or damages resulting from any delays in performance or for non-performance due to unforeseen circumstances or causes beyond Service Provider's reasonable control.

6. Assignment. Either Party may not assign any of its rights under this Agreement or delegate any performance under this Agreement, except with the prior written consent of the other Party. Any purported assignment of rights or delegation of performance in violation of this section is void.

7. Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

8. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, not including its conflicts of law provisions.

9. Disputes. Any dispute arising from this Agreement shall be resolved through mediation.

10. Notices. Any notice or other communication given or made to any Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

11. Waiver. No Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by any Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any other subsequent breach or violation.

12. Supplementary Compensation: The Service Provider will be entitled to additional royalty fees linked to the eventual broader certification and adoption of biochar in construction. The client will determine these fees upon the Service Provider's successful assistance in reaching specific milestones. The particulars of the royalty agreement will be delineated separately in due course, and may include a

structured monetary arrangement based on the volume or tons of products sold, encompassing bagged, super-sacked, or truckload quantities.

13. Non-Compete. Throughout the duration of this agreement and for a period of 3 years thereafter, the Service Provider undertakes not to participate in or render services to any business or enterprise directly competing with the products or services offered by the Client. This restriction extends to all geographical areas where the client operates, along with any locations where the client or its licensor(s) conducts business, either directly or indirectly through sub-licensees or appointed sub-contractors. The Service Provider further commits to refraining from soliciting, either directly or indirectly, the clients or customers of the Client for the purpose of offering products or services similar to or in competition with those provided by the Client.

14. Non-Disclosure and Trade Secrets. A Non-Disclosure Agreement (NDA) and Trade Secrets Agreement, serving as an addendum to this service agreement, shall be required between the Service Provider and the Client.

15. Travel Reimbursement. In the event of pre-approved work-related travel, the service provider is eligible for reimbursement of all essential travel-related expenses. Alternatively, the client has the option to directly cover these expenses on behalf of the service provider. The service provider shall furnish documented evidence of the incurred expenses for reimbursement within the specified time frame.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

Verde Renewables, Inc.
12599 255th St.
La Belle, MO 63447
USA
EIN# 87-2135909

Jack Wong
CEO

Verde Renewables Inc.
Client Full Name

Service Provider Signature

Donald R. Fosnacht
Service Provider Full Name